UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

JOINT CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

October 20, 2003

LA QUINTA PROPERTIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-9110	95-3520818
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Hidden Ridge, Suite 600, Irving, TX 75038

(Address of Principal Executive Offices and Zip Code)

(214) 492-6600

(Registrant’s telephone number, including area code)

LA QUINTA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-9110	95-3419438
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Hidden Ridge, Suite 600, Irving, TX 75038
(Address of Principal Executive Offices and Zip Code)

(214) 492-6600
(Registrant’s telephone number, including area code)

In this joint current report on Form 8-K (the "Form 8-K"), unless the context otherwise requires, the term "LQ Corporation" refers to collectively La Quinta Corporation and those entities owned or controlled by LQ Corporation (but excluding La Quinta Properties, Inc.); and the term "LQ Properties" refers to collectively La Quinta Properties, Inc. and those entities owned or controlled by LQ Properties. References to "we," "us," "our," "La Quinta" or similar expressions in this Form 8-K refer collectively to LQ Corporation and LQ Properties, and their subsidiaries, and their predecessor entities for the applicable period, considered as a single enterprise.

ITEM 5.  Other Events

Updated Risk Factors

On June 5, 2003, La Quinta filed a Joint Registration Statement on Form S-4, as amended on September 8, 2003, October 3, 2003, October 17, 2003 and October 20, 2003 (the “Registration Statement”) in connection with an offer to exchange La Quinta's 8 7/8% senior notes due 2011 in the aggregate principal amount of $325 million (the “Notes”) that are not registered for registered Notes.  As a part of that Registration Statement, La Quinta included an updated set of risk factors relating to its business.  La Quinta intends by filing such updated risk factors with this Form 8-K to provide such updated risk factors as part of its documents filed pursuant to the Securities Exchange Act of 1934, as amended.  The updated risk factors included in the Registration Statement are as follows:

Certain Factors You Should Consider About Our Companies,

Our Businesses And Our Securities

Presented below are certain factors that we believe are material to our shareholders. You should be aware that there are various risks, including those described below, which in the future and, in some cases, already do, materially affect us and our business, financial condition and results of operations. You should carefully consider these factors. This section includes or refers to certain forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements in this Form 8-K under the heading “Forward-Looking Statements.”

Risks Associated with our Industry

Our strategic focus on lodging related properties exposes our investors to risks common in this industry that may adversely affect an investment in our securities, including a number of risks that could have an adverse effect on our lodging related business.

Our economic performance, and consequently the value of our securities, are subject to the risk that if our properties do not generate revenues to meet our operating expenses, including debt service and capital expenditures, our cash flow will be adversely affected. The following factors, common in the lodging industry, may adversely affect the revenues generated by, or expenses incurred by, our hotel properties, including:

•                  changes in the national, regional and local general economic climate including the severity and duration of the current economic downturn;

•                  weather conditions;

•                  competition from comparable hotels, many of which have greater marketing and financial resources than our hotel-operating business;

•                  the desirability of particular locations;

•                  the quality, philosophy and performance of the lodging facility managers and supervisors;

•                  changes in product preferences;

•                  decreases in the demand for our lodging facilities as a result of technological developments;

•                  availability of qualified labor;

•                  changes in room rates to meet market conditions or stimulate demand;

•                  increases in operating costs;

•                  capability of management information systems;

•                  the need for capital to reinvest in order to periodically repair and upgrade our lodging facilities;

•                  sudden changes in travel patterns caused by factors such as terrorist attacks and U.S. military action;

•                  increases in travel expenses that reduce business and leisure travel; and

•                  fluctuating and seasonal demands of business travelers and tourism and the relationship, generally, between supply of and demand for hotel rooms (an oversupply of hotel properties or a reduction in demand for hotel rooms).

The political and economic climate and other world events affecting safety and security could adversely affect lodging demand and could harm our future revenues and profitability.

Lodging demand has been, and is expected to continue to be, affected by the public’s attitude towards the safety of travel and the international political climate. The military action against Iraq and its aftermath, events such as the terrorist attacks in the U.S. on September 11, 2001 and the threat of additional attacks, and the resulting political instability and concerns over safety and security aspects of traveling have had a significant adverse impact on lodging demand and may continue to do so in the future. Economic or political changes that reduce disposable income or consumer or business confidence may affect demand for hotel rooms, which in many cases are discretionary purchases. Decreases in lodging demand could lead to price discounting which, in turn, could reduce our revenues and the profitability of our business.

We operate in a very competitive market, which may limit our operating margins, diminish our market share and reduce our earnings.

Our hotels generally operate in markets that contain numerous competitors, including a wide range of lodging facilities offering full-service, limited-service and all-suite lodging options to the public. The continued success of our hotels will be substantially dependent upon our ability to compete in such areas as affordable and competitive room rates, quality of accommodations, name recognition, service level and convenience of locations. Additionally, an increasing supply of hotel rooms in our market segment, and consolidations in the lodging industry generally, have resulted in the creation of several large, multi-branded hotel chains with diversified operations, which has increased competition for guests in the markets in which our hotels operate. Moreover, full service hotels have recently begun lowering their rates to a level comparable to those of limited service hotels such as ours which, in turn, has further increased competitive pressure in our markets. In the future, competing hotels may provide greater competition for guests than currently exists in our markets and new hotels may enter our markets. All of these competitive factors may limit our operating margins, diminish our market share and reduce our earnings.

Our lodging related business and operations are subject to extensive legislation and other governmental regulation which could result in increased operating costs and reduce our earnings.

Our lodging business is subject to extensive federal, state and local regulation, including building and zoning requirements, all of which can prevent, delay, make uneconomical or significantly increase the cost of developing additional lodging facilities. In addition, our lodging business and hotel operators are subject to laws governing their relationship with employees, including minimum wage and overtime payment requirements, rules pertaining to working conditions, work permit requirements and discrimination and other claims. An increase in the minimum wage rate, employee benefit costs or other costs associated with employees will increase operating costs and, in turn, could reduce our earnings.

We may also incur significant costs complying with other statutes and regulations, such as the Americans with Disabilities Act, Securities Exchange Act of 1934, as amended, reporting requirements and New York Stock Exchange regulations. Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines by the federal government or damage awards to private litigants. For example, if, pursuant to the Americans with Disability Act, we are required to make substantial alterations and capital expenditures in our properties, including the removal of access barriers, it could increase our expenditures and, in turn, could reduce our earnings. However, we do not know whether existing requirements will change or whether compliance with future requirements will include significant unanticipated expenditures that will affect our cash flow and results from operations.

We may utilize joint venture partnerships, which we may have limited control over, for hotel acquisitions and/or development.

We may acquire and/or develop hotel properties through joint ventures with third parties. We currently have two joint ventures which are consolidated with our financial statements. Our share of the aggregate revenue of these two joint ventures for the year ended December 31, 2002 was approximately $2,400,000. Furthermore, at December 31, 2002, our share of the assets held by these two joint ventures aggregated approximately $7,900,000. Joint venturers often share control over the operation of the joint venture assets. Actions by a co-venturer could subject such assets to additional risks, including:

•                  our co-venturers might have economic or business interests or goals that are inconsistent with our interests or goals;

•                  our co-venturers may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; and

•                  our co-venturers could go bankrupt, leaving us liable for their share of joint venture liabilities.

All of which could diminish our market share and reduce our earnings.

Although we generally will seek to maintain sufficient control of any joint venture to permit our objectives to be achieved, we might not be able to take action without the approval of our joint venture partners. Also, our joint venture partners could take actions binding on the joint venture without our consent.

Our failure to obtain and maintain proper insurance on our properties and our business could have a material adverse effect on us.

We are responsible for insuring our properties, including our lodging related properties, as well as for obtaining the appropriate insurance coverage to reasonably protect our interests in the regular course of business. Additionally, each of our leases and loans typically specifies that comprehensive insurance be maintained on each of our properties, including liability, fire and extended coverage.  There are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods or terrorists acts, that may be uninsurable or not economically insurable. We will use our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on our investments at a reasonable cost and on suitable terms. The events of September 11, 2001 and their aftermath have made it difficult to obtain certain types of insurance and are causing the cost of insurance to increase. We may not be able to obtain or renew insurance policies, or, if we are able to obtain or renew our coverage, it may be at a significantly higher cost than our historic experience. As a result, we may be forced to carry insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of our lost investment and, also, may result in certain losses being totally uninsured. Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might make it infeasible for us to use insurance proceeds to replace the property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds, if any, that we receive might not be adequate to restore our economic position with respect to such property.

In addition, insurance coverage for our properties and for casualty losses does not customarily cover damages that are characterized as punitive or similar damages. As a result, any claims or legal proceedings, or settlement of any such claims or legal proceedings that result in damages that are characterized as punitive or similar damages may not be covered by our insurance. If these types of damages are substantial, our financial resources may be adversely affected.

Risks Related to Our Business

Our lodging related properties are geographically concentrated which exposes our business to the effects of geographically oriented events and occurrences.

Our hotels are concentrated in the western and southern regions of the United States. Specifically, for 2002, approximately 40% of our owned rooms are located in ten geographic markets with approximately 39% of our room revenues generated from those geographic markets. These ten markets are: Dallas/Ft. Worth; Houston; San Antonio; Denver; New Orleans; Austin; Phoenix; Orlando; Atlanta; and Miami/Ft. Lauderdale. As a result, our lodging properties are subject to the effects of adverse economic and competitive conditions and trends in those regions and markets and we will face a greater risk of a negative impact on our revenues in the event these areas are more severely impacted by adverse economic and competitive conditions than other areas in the United States. The concentration of lodging properties in one region or a limited number of markets may expose us to risks of adverse economic developments which are greater than if our portfolio were more geographically diverse. These economic developments include regional economic downturns, significant increases in the number of our competitors’ properties in these markets and local property, sales and income taxes may be higher in the geographic markets in which we are concentrated. In addition, our lodging properties are also subject to the effects of adverse weather conditions, such as hurricanes and tornados, which have, in the past, caused damage, such as flooding, to our lodging properties in specific geographic locations, including in our top ten markets. Depending on the severity of these adverse weather conditions, the damage to our lodging properties could require us to close all or substantially all of our lodging properties in one or more markets for a period of time while the necessary repairs and renovations, as applicable, are undertaken.

We may be unsuccessful in increasing our cash flow from our company-owned hotels.

We may not be successful in our strategy of increasing cash flow though increased profit contributions from our company-owned hotels due to the following factors:

•                  we may be unsuccessful in controlling costs;

•                  demand may not increase for our hotel rooms;

•                  we may not be successful in attracting new corporate business and leisure customers; and

•                  our marketing and sales efforts may not result in increasing our revenue per available room ("RevPAR").

All of these factors could impede our strategies to increase our cash flow which could, in turn, increase our operating costs, which, in turn, could reduce our earnings.

We must successfully compete for franchisees or our franchising program will not develop into a meaningful component of our lodging business.

We may not be successful in our strategy of increasing our revenues through the growth of our franchising program. The lodging business is a heavily franchised industry. While the La Quinta® brand has been in existence since 1968, we just introduced the franchising program in the fall of 2000. Some of our competitors may have substantially greater marketing and financial resources, greater brand distribution and/or greater financial incentives than we do. We must still compete successfully against these other lodging competitors in order to successfully grow our franchising program and develop it into a long-term meaningful component of our lodging business that increases our revenues. If we are unsuccessful in our efforts to increase our revenues through the growth of our franchise program, it could diminish our market share and reduce our earnings.

Our franchising program depends upon third party owners/operators who may not fulfill their franchising obligations, including failing to make timely payments to us and failing to maintain quality control over the use of the La Quinta® brand.

The success of our franchise program is dependent upon the manner in which our franchisees adhere to their respective franchise agreements and operating standards, which include:

•                  timely payment of royalties and other fees;

•                  ongoing capital expenditures and maintenance; and

•                  proper usage and protection of the La Quinta® brand and related trademarks.

In addition, while we have contractual controls over each franchisee, we do not have control over the day-to-day operations of franchisees. As a result, third party franchisees may not appropriately use and protect our La Quinta® brand, which may decrease its value or expose it to legal challenges.

Our strategy of developing and redeveloping lodging properties may not generate the economic returns we expect.

Our strategy includes current and future development and redevelopment activities. These activities are subject to risks because, among other reasons:

•                  we may be unable to proceed with the development and redevelopment of properties because we cannot obtain financing upon terms that are favorable to us or at all;

•                  we might not find appropriate, strategically located properties at commercially reasonable prices;

•                  our redevelopment efforts may not produce desired operating results;

•                  developed properties may not meet stipulated minimum returns; and

•                  we may be unable to obtain, or may be delayed in obtaining, required building permits and authorizations.

In addition, we may from time to time experience shortages of materials or qualified trades people or substantial increases in the cost of certain construction materials or labor. This may result in longer than normal construction and remodeling periods, loss of revenue and increased costs.

Furthermore, we generally rely heavily on local contractors, who may be inadequately capitalized or understaffed. The inability or failure of one or more local contractors to perform its obligations may result in construction or remodeling delays, increased costs and loss of revenue. As a result, we may not increase our revenues or generate expected cash flows from the development or redevelopment of lodging properties.

We may be unsuccessful in identifying and completing acquisition opportunities of other lodging hotels and/or brands, which would limit our ability to implement our long-term growth strategies

We compete with other lodging and leisure companies for potential hotel and/or brand acquisition opportunities. Some of these competitors may have substantially greater financial resources than we do and may be able to pay more to acquire properties than we are able to pay. These entities may be able to accept more risk than we choose to manage, including risks of a company’s creditworthiness, brand identification or geographic location. Competition may generally reduce the number of acquisition opportunities that we believe are suitable. In addition, competition for properties may increase the cost of acquiring properties and/or brands.

Investment returns from our acquisition of other lodging hotels and/or brand may be lower than anticipated.

Even if we are able to successfully identify and acquire other lodging hotels and/or brands, these new acquisitions may fail to perform as expected or we may be unable to make acquisitions on favorable terms. Additionally, we may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position or the costs to integrate an acquired property or brand with our existing operations. This can increase our operating costs which, in turn, could reduce our earnings.

We depend on our key personnel for the future success of our business and the loss of one or more of our key personnel could have a significant adverse effect on our ability to manage our business and implement our growth strategies.

Our future success and our ability to manage future growth depend, in large part, upon the efforts and continued service of Francis W. Cash, our President and Chief Executive Officer and of our senior management team. Although we have an employment agreement with Mr. Cash with an initial three year term through May 22, 2003 which automatically renews for successive one year periods unless we or Mr. Cash give notice of non-renewal, there is no guarantee that Mr. Cash will remain employed with us. Mr. Cash and our senior management are particularly important to our future success due to their substantial experience in the lodging industry. On average, our senior management has approximately 25 years of experience in lodging and lodging-related industries. It could be difficult for us to find replacements for our key personnel as competition for such personnel is intense. The loss of services of one or more members of our senior management team could have a significant adverse effect on our ability to manage our business and implement our growth strategies. Further, such a loss could be negatively perceived in the capital markets which could reduce the value of our securities.

Changes in market conditions could adversely affect the market price of our securities.

As with other securities, the value of our securities depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our securities are the following:

•                  the extent of investor interest in us;

•                  the attractiveness of our securities in comparison to other securities, including securities issued by other real estate-based or lodging related companies;

•                  our financial performance; and

•                  general stock and bond market conditions.

The market value of our securities is based primarily upon the market’s perception of our growth potential, including current and potential future earnings and cash flow, the value of our assets, including real estate and the La Quinta® brand and our current debt levels. Additionally, if our future earnings are less than expected, it is likely that the market price of our securities will diminish.

We are exposed to litigation that could result in considerable financial liabilities and limitations on the use of certain trademarks.

If we are not successful in defending or reaching a settlement with respect to the litigation currently pending against us, including an intellectual property infringement claim for the use of the trademark “La Quinta,” we could be exposed to considerable financial liabilities, significant portions of which may not be recoverable from our insurance providers. With respect to a claim alleging personal injuries as a result of carbon monoxide poisoning, the plaintiff is seeking the maximum statutory amount which means the plaintiff is seeking compensatory damages (both economic, up to the actual damages incurred, non-economic, up to a maximum allowable amount of $732,500 and physical impairment and disfigurement damages which are not limited) and punitive damages (up to a maximum allowable amount of up to three times the amount of actual compensatory damages awarded). In addition, we are defending claims arising out of alleged misrepresentation in the offering memorandum for our 7.114% Exercisable Put Option Securities pursuant to which the plaintiff sought approximately $15 million plus other potential damages. In June 2003, our motion for summary judgment was granted and the court dismissed in its entirety the plaintiff’s case against us. However, the plaintiff has filed an appeal. With respect to our intellectual property infringement claim, an estimate of the possible range of loss cannot be made.

If the payment of a material sum of money by us were to occur, in connection with any of these material litigation matters, there could be a material adverse effect on our financial condition. Any judgment against us involving intellectual property infringement decisions could also include an injunction prohibiting or limiting the use of our trademarks.

There is a possibility that there will be amendments to or elimination of the pairing arrangement which may, in turn, impact LQ Properties' status as a REIT.

Each share of common stock of LQ Corporation is attached and trades together with the class B common stock of LQ Properties. Under LQ Corporation’s and LQ Properties’ charters, the respective boards of directors may modify or eliminate this pairing arrangement without the consent of its shareholders at any time if that board of directors no longer deems it in the best interests of LQ Corporation and LQ Properties, as the case may be, for their shares to continue to be attached and trade together. At this time, neither board of directors has determined the circumstances under which the pairing arrangement would be terminated. However, circumstances which the respective boards might consider in making such a determination may include, for example, the enactment of legislation that would significantly reduce or eliminate the benefits of our current structure.

With respect to such determination, the respective board of directors must fulfill its fiduciary duties and, therefore, it is not possible to predict the future circumstances wherein the board of directors could terminate the pairing arrangement.

If the La Quinta boards of directors were to terminate the pairing arrangement, LQ Properties’ status as a REIT may also be terminated, subjecting its taxable income to federal taxation at regular corporate rates, which, in turn, could reduce our earnings.

LQ Properties’ Board of Directors could terminate LQ Properties’ status as REIT and LQ Properties’ taxable income would then be subject to federal income taxation resulting in an increase to its liabilities for taxes.

The LQ Properties board of directors could terminate LQ Properties’ status as a REIT without the consent of its shareholders. Under the LQ Properties’ charter, the board of directors of LQ Properties may terminate its REIT status at any time if the board of directors no longer deems it in the best interests of LQ Properties to continue to qualify under the Internal Revenue Code of 1986, as amended (the "Code"), as a REIT. The board of directors of LQ Properties has not yet determined the circumstances under which LQ Properties’ status as a REIT would be terminated. However, circumstances in which the board may consider in making such a determination may include, for example:

•                  the enactment of new legislation that would significantly reduce or eliminate the benefits of being a REIT; or

•                  LQ Properties no longer being able to satisfy the REIT requirements.

With respect to this determination, the board of directors must fulfill its fiduciary duties and, therefore, it is not possible to predict the future circumstances wherein the board of directors could terminate LQ Properties’ status as a REIT.

If LQ Properties’ REIT status is terminated, its taxable income will be subject to federal income taxation (including any applicable alternative minimum tax) at regular corporate rates. Although LQ Properties has, as of December 31, 2002, federal net operating losses carry forwards of approximately $167,900,000 that may be available to reduce its taxable income, its liabilities for taxes would increase if it no longer qualifies as a REIT.

Risks Related to Our Debt

Our substantial indebtedness could adversely affect our financial health.

We have now and will continue to have a significant amount of indebtedness. On June 30, 2003, we had total indebtedness of $809,117,000, of which approximately $479,617,000 of our debt will become due prior to March 2011. Our substantial indebtedness could have important consequences to holders of our securities. For example, it could:

•                  increase our vulnerability to general adverse economic and industry conditions;

•                  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, marketing, franchising and development efforts and other general corporate purposes;

•                  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•                  place us at a competitive disadvantage compared to our competitors that have less debt; and

•                  limit our ability to borrow additional funds.

Our senior credit facility contains certain financial covenants that we may not meet and, if violated, could limit our ability to continue to borrow under, or extend the maturity date of, our senior credit facility and, under certain circumstances, could accelerate the amount due under our senior credit facility.

We depend upon our senior credit facility for a portion of our operating funds. Our senior credit facility currently matures on January 4, 2004. Our senior credit facility subjects us to financial covenants, including restrictions on our ability to engage in certain activities. Several factors, including the economic downturn, terrorist attacks and their aftermath and the military action in Iraq and its aftermath, have had an adverse affect on the lodging business. As a result of these factors, among others, we have had to request a waiver and amendment, as applicable, from our bank group in the past in order to avoid being in breach of these financial covenants. Although we are currently in compliance, there is a risk that we may not meet one or more of these financial covenants in the future, as a result of these factors. Furthermore, we may be unable to further amend our senior credit facility to provide for covenants that we will be able to meet in the currently challenging environment. If we violate or fail to comply with any of the financial or other covenants in our senior credit facility, there may be a material adverse effect on us. Most notably, we may be unable to extend the maturity date of, or borrow additional funds under our senior credit facility and, further, our outstanding debt under our senior credit facility could become immediately due. If we do not satisfy a covenant, we intend to request a waiver or amendment from our bank group. If the lenders under our senior credit facility do not agree to such a waiver or amendment, an event of default under our senior credit facility would occur and the outstanding debt under our senior credit facility could come immediately due, which in turn could result in the acceleration of all of our outstanding indebtedness.

We may have to rely on external sources of capital to repay our debt and to pursue our strategic objectives and, if we are unable to access such external sources of capital, we may be delayed in implementing capital improvements or in pursuing our growth strategy, which, in turn, could reduce our revenue or operating income.

We may have to rely on third party sources of capital in order to repay our debt, fund capital expenditures and otherwise pursue our strategic objectives. These external sources of capital may or may not be available on favorable terms or at all. Our access to third party sources of capital depends upon a number of factors, including general market conditions, the market’s perception of our growth potential and risk characteristics of our underlying business operations, our overall debt levels, our current and potential future earnings and cash flow and the market price of our securities. Moreover, additional equity offerings may result in the substantial dilution of our shareholders’ interests and additional debt financings may further leverage us. If we are unable to access third party sources of capital on terms favorable to us, we may be delayed in implementing capital improvements or in pursuing our growth strategy, which could reduce or revenue or operating income.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors, including those that are beyond our control.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and marketing, franchising and development efforts will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is, among other things, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

If our business does not generate sufficient cash flow from operations, or future borrowings are not available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before maturity. However, we may be unable to refinance any of our indebtedness, including our senior credit facility, on commercially reasonable terms or at all. In that case, we will not be able to pay our indebtedness.

We have historically had a deficiency of earnings to fixed charges and our earnings and operating cash flows in the future may not be sufficient to cover those fixed charges.

For the six months ended June 30, 2003 and for the years ended December 31, 2002, 2001, and 2000 LQ Corporation, on a consolidated basis and a combined basis for periods prior to the reorganization, earnings were insufficient to cover fixed charges by approximately $103,182,000, $67,265,000, $301,238,000 and $351,234,000, respectively. For the six months ended June 30, 2003 and for the years ended December 31, 2001 and 2000, LQ Properties’, on a consolidated basis, earnings were insufficient to cover fixed charges by approximately $68,207,000, $181,808,000 and $271,638,000, respectively. Fixed charges consist of interest expense, including amortization of debt issue costs and discounts and premiums related to indebtedness, capitalized interest, estimated interest component of rent expense and, for purposes of the LQ Corporation calculation on a consolidated basis only, preferred dividends of LQ Properties.  Our earnings in the future may not be sufficient to cover those fixed charges, including the required interest and principal payments on our indebtedness.

We expect to satisfy our fixed charges and other expense obligations in the future from cash flow from operations. However, if we are unable to generate sufficient cash flow to cover our fixed charges, or future borrowings under our senior credit facility in an amount sufficient to enable us to cover our fixed charges are not available, we may need to seek additional equity or debt financing or attempt to refinance our existing indebtedness, including our senior credit facility. If we are unable to generate sufficient cash flow to cover our fixed charges and are unable to access third party sources of capital on terms favorable to us or refinance any of our indebtedness, we may be unable to make the required interest and principal payments on our indebtedness. Our failure to make the required interest and principal payments on our indebtedness may result in an event of default under our senior credit facility, which may result in the acceleration of all of our outstanding indebtedness.

Risks Associated With Our Investment in Real Estate

Real estate investments are subject to numerous risks.

Because we own and lease hotels and other real property generally affiliated with or adjacent to our hotels, we are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors, many of which are beyond our control, affect income from properties and real estate values, including:

•                  changes in national economic conditions;

•                  changes in local economic conditions and neighborhood characteristics;

•                  changes in interest rates;

•                  changes in the availability, cost and terms of loans;

•                  the impact of present or future environmental legislation and compliance with environmental laws;

•                  the ongoing need for capital improvements, particularly in older structures;

•                  changes in other operating expenses;

•                  increases in the real property taxes that we pay;

•                  the failure of our tenants to perform their obligations under their leases;

•                  adverse changes in governmental rules and fiscal policies;

•                  condemnation and adverse changes in zoning laws;

•                  civil unrest;

•                  acts of God, including earthquakes and other natural disasters (which may result in uninsured losses); and

•                  other factors, such as war or terrorist attacks.

Any of these factors could impact the amount of income earned and capital appreciation generated by a property, as well as expenses incurred. For example, from time to time we evaluate our hotels to determine whether renovation and/or on-going maintenance work is required. As of June 30, 2003, we had incurred approximately $24,343,000 in capital improvements related to our lodging properties and we may undertake more renovations in the future. Renovations to our hotels may be expensive and may require us to close all or a portion of the hotel to customers. As a result, it may increase our expenses and reduce our cash flows and our revenues.

Furthermore, our other operating expenses are mostly compromised of property taxes and insurance expense. We currently do not anticipate any material changes to these expenses in the near future. However, if property taxes increase as a result of changes in tax laws or if insurance premiums increase, then our other operating expenses will also increase.

We have leasing arrangements with various tenants who operate restaurants on our property. The terms of these leases vary between one year and over fifteen years. These leasing arrangements currently generate approximately $5.0 million annually, or approximately 1% of our total revenues. If these leasing arrangements were to terminate, there is no guarantee that we would be able to enter into other arrangements on terms similar to these.

The illiquidity of real estate as an investment limits our ability to sell properties quickly in response to market conditions.

Real estate investments are relatively illiquid and, therefore, cannot be purchased or sold rapidly in response to changes in economic or other conditions. Buyers may not be identified quickly, such buyers may not be able to secure suitable financing to consummate a transaction or we may not be able to sell such property on terms favorable to us. Furthermore, sales of certain appreciated property could generate material adverse tax consequences, which may affect our ability to sell properties in response to market conditions and adversely affect our ability to generate cash flows.

We are subject to real property taxes, which are subject to significant changes by taxing authorities, which could, in turn, increase our operating expenses.

Our properties are subject to real property taxes. The real property taxes may increase or decrease as property tax rates change and as the values of properties are assessed and reassessed by taxing authorities. Real property taxes may increase even if property level cash flows substantially decrease. As a result, increases in property taxes may increase our operating costs and decrease our net income.

Potential liability for environmental contamination could result in substantial costs or restrictions on the use of our properties, which could decrease our revenue, increase our operating costs or increase our capital expenditures.

Environmental problems are possible and can be costly. It could be discovered that some of our properties are not in compliance with applicable environmental laws. Additionally, under federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances or petroleum products at our properties, regardless of our knowledge or responsibility, simply because of our current or past ownership or operation of those particular real estate properties. If unidentified environmental problems arise, we may have to make substantial payments, which could significantly increase our operating costs and reduce our earnings because:

•                  as owner or operator, we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination;

•                  the law typically imposes clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination;

•                  even if more than one person may be responsible for the contamination, each person who shares legal liability under the environmental laws may be held responsible for all of the clean-up costs; and

•                  governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs.

These costs could be substantial and, in extreme cases, could exceed the value of the contaminated property. The presence of hazardous or toxic substances or petroleum products or the failure to properly remediate contamination may materially and adversely affect our ability to borrow against, sell or rent an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination.

The presence, maintenance and removal of asbestos in our properties could result in fines and penalties.

Environmental laws also govern the presence, maintenance and removal of asbestos. We have determined that some of our properties have asbestos containing materials and we have taken appropriate action as and when necessary. Such laws require that, as owners or operators of buildings containing asbestos, we must:

•                  properly manage and maintain the asbestos;

•                  notify and train those who may come into contact with asbestos; and

•                  undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

Such laws may impose fines and penalties on us if we fail to comply with these requirements and may allow third parties to seek recovery for personal injury associated with exposure to asbestos fibers, which could, in turn, significantly increase our operating costs and reduce our earnings.

The existence of mold in our properties could result in substantial costs or restrictions on the use of our properties.

We have discovered that some of our properties have problems with mold caused by excessive moisture, which accumulates in buildings or on building materials. Some molds are known to produce toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold can cause a variety of health effects and symptoms in certain individuals including allergic or other reactions. The presence of mold at our properties has required us to undertake a remediation program to remove the mold from the affected properties. With the exception of one property, the cost of remediation to date has been immaterial, however, such cost may substantially increase if we discover mold in our other properties, or if the cost related to mold such as legal and insurance expense continue to increase rapidly, which, in turn, could significantly increase our operating costs and reduce our earnings.

Risks Associated with LQ Properties and its Status as a REIT

Failure of LQ Properties to qualify as a REIT would cause it to be taxed as a corporation, which would expose us to serious tax consequences and could substantially reduce any funds available for payment of dividends to holders of class B common stock.

If LQ Properties fails to qualify as a REIT for federal income tax purposes, it will be taxed as a corporation with the attendant consequences described below. While we intend to operate LQ Properties in a manner that will allow it to continue to qualify as a REIT, we cannot assure you that LQ Properties is qualified as such, or that it will remain qualified as such in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code, as to which there are only limited judicial and administrative interpretations, and involves the determination of facts and circumstances not entirely within our control. The complexity of the Code provisions governing REITs is greater in the case of a REIT that owns hotels and leases them to a corporation of which it is a subsidiary. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

If LQ Properties fails to qualify as a REIT, we could face serious tax consequences that could substantially reduce, or possibly eliminate, our available funds for, among other things, the payment of dividends to holders of class B common stock for each of the years involved, because LQ Properties:

•                  would not be allowed a deduction for any dividends paid to shareholders in computing its taxable income and would be subject to federal income tax at regular corporate rates;

•                  could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•                  unless entitled to relief under statutory provisions, could not elect to be subject to tax as a REIT for four taxable years following the year during which it was disqualified.

Future Change in Financial Statement Presentation for 7.114% Notes

At December 31, 2002 and June 30, 2003, we held $56.4 million and $117.45 million, respectively, in face amount of 7.114% Exercisable Put Option Securities due August 15, 2004 (the “Securities”).  The Securities represent beneficial interests in the Meditrust Exercisable Put Option Securities Trust (the “Trust”).  The sole asset of the Trust is the 7.114% Notes due August 2011 issued by LQ Properties in the principal amount of $150 million (the “7.114% Notes”).  The Securities have pass-through characteristics which means that payments by the Trust with respect to the Securities are directly linked to payments made to the Trust by LQ Properties with respect to the 7.114% Notes.  LQ Properties is both the issuer of the 7.114% Notes as well as a holder of Securities.  We have previously presented LQ Properties’ $150 million debt obligation under the 7.114% Notes on a net debt basis (meaning that we have presented our $150 million obligation under the 7.114% Notes net of the face amount of the Securities that we then owned).

Commencing with the period ending September 30, 2003, and for future periods thereafter, we will present the $150 million principal amount of the 7.114 % Notes on a gross debt basis.  Additionally, to conform prior periods to current period at September 30, 2003 and thereafter, the presentation also will include a reclassification from a net debt to gross debt basis for such prior comparative periods.  The reclassification will impact certain financial line items in our consolidated balance sheets and consolidated statements of cash flows but will have no impact on our consolidated statements of operations.

For the year ended December 31, 2002 and the six month period ended June 30, 2003, on a consolidated basis, the reclassification will result in an increase in our total assets reflecting our investment in the Securities and a corresponding increase in total debt, total liabilities and total liabilities and shareholders’ equity.  There will be no change to total shareholders’ equity.  There will be no change to reported cash flows from operating activities or end of period cash. Our statements of cash flow will reflect a shift between net cash provided by investing activities and net cash provided by financing activities.  Management believes after analyzing all relevant considerations that such reclassification is not material.

The information presented in the tables set forth below for the six month period ended June 30, 2003 and for the year ended December 31, 2002 indicates the amounts that would have been reported if the 7.114% Notes were presented for such periods on a gross debt basis.

	La Quinta Corporation (in thousands)
	For the Six Month Period Ended June 30, 2003	For the Year Ended December 31, 2002
Balance Sheet Data:
Total Assets	$2,692	$2,604
Indebtedness	927	721
Total Liabilities	1,236	1,084
Total Liabilities and Shareholders’ Equity	2,692	2,604
Shareholders’ Equity	1,250	1,313

Cash Flow Data:
Cash (used in) provided by investing activities	$(91,189)	$72,841
Cash provided by (used in) financing activities	180,552	(301,097)

	La Quinta Properties, Inc. (in thousands)
	For the Six Month Period Ended June 30, 2003	For the Year Ended December 31, 2002
Balance Sheet Data:
Total Assets	$2,722	$2,646
Indebtedness	927	721
Total Liabilities	997	812
Total Liabilities and Shareholders’ Equity	2,722	2,646
Shareholders’ Equity	1,697	1,806

Cash Flow Data:
Cash (used in) provided by investing activities	$(83,618)	$88,114
Cash provided by (used in) financing activities	174,451	(299,689)

Forward Looking Statements

This Form 8-K may contain statements that are “forward looking statements” within the meaning of federal securities laws. You can identify forward looking statements by the use of the words “believe,” “expect,” “estimate,” “intend,” “assume,” “project” and other similar expressions which predict or indicate future events and trends and which do not relate to historical matters.

We cannot assure the future results or outcome of the matters described in any of those statements, which merely reflect our expectations and estimates. You should not rely on forward looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward looking statements. Some of the factors that might cause these differences include, but are not limited to, the factors described above in this Form 8-K under the caption “Certain Factors You Should Consider About Our Companies, Our Businesses And Our Securities” and other risks described from time to time in our annual, quarterly and current reports files with the SEC.

You should carefully review all of these factors, and you should be aware that there may be other factors that could cause such differences.

We caution you that, while forward looking statements reflect our estimates and beliefs, they are not guarantees of future performance. We disclaim any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this joint report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2003	LA QUINTA CORPORATION

	By:	/s/ David L. Rea
	Name:	David L. Rea
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: October 20, 2003	LA QUINTA PROPERTIES, INC.

	By:	/s/ David L. Rea
	Name:	David L. Rea
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)